Exhibit 99.2

PART II,  ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of BGC Partners, Inc.’s financial condition and results of operations should be read together with BGC Partners, Inc.’s consolidated financial statements and notes to those statements, included elsewhere in this document. When used herein, the terms “BGC Partners,” “BGC,” the “Company,” “we,” “us” and “our” refer to BGC Partners, Inc., including consolidated subsidiaries.

This Annual Report on Form 10-K (“Form 10-K”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements are based upon current expectations that involve risks and uncertainties. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements.

Our actual results and the outcome and timing of certain events may differ significantly from the expectations discussed in the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to:

•	pricing and commissions and market position with respect to any of our products and services and those of our competitors;

•	the effect of industry concentration and reorganization, reduction of customers and consolidation;

•	liquidity, regulatory and clearing capital requirements and the impact of credit market events;

•	market conditions, including trading volume and volatility, and potential deterioration of the equity and debt capital markets;

•

our relationships with Cantor Fitzgerald, L.P. (“Cantor”) and its affiliates, including Cantor Fitzgerald & Co. (“CF&Co”), any related conflicts of interest, competition for and retention of brokers and other managers and key employees, support for liquidity and capital and other relationships, including Cantor’s holding of our 8.75% Convertible Notes, CF&Co’s acting as our sales agent under our controlled equity or other offerings, and CF&Co’s acting as our financial advisor in connection with one or more business combinations or other transactions;

•	economic or geopolitical conditions or uncertainties;

•

extensive regulation of our businesses, changes in regulations relating to the financial services and other industries, and risks relating to compliance matters, including regulatory examinations, inspections, investigations and enforcement actions, and any resulting costs, fines, penalties, sanctions, enhanced oversight, increased financial and capital requirements, and changes to or restrictions or limitations on specific activities, operations, compensatory arrangements, and growth opportunities, including acquisitions, hiring, new business, products, or services;

•	factors related to specific transactions or series of transactions, including credit, performance and unmatched principal risk, counterparty failure, and the impact of fraud and unauthorized trading;

•

costs and expenses of developing, maintaining and protecting our intellectual property, as well as employment and other litigation and their related costs, including judgments or settlements paid or received;

•

certain financial risks, including the possibility of future losses and negative cash flows from operations, potential liquidity and other risks relating to our ability to obtain financing or refinancing of existing debt on terms acceptable to us, if at all, and risks of the resulting leverage, including potentially causing a reduction in our credit ratings and/or the associated outlooks given by the rating agencies to those credit ratings, as well as interest and currency rate fluctuations;

•

our ability to enter new markets or develop new products, trading desks, marketplaces or services and to induce customers to use these products, trading desks, marketplaces or services and to secure and maintain market share;

•

our ability to enter into marketing and strategic alliances and business combination or other transactions in the financial services and other industries, including acquisitions, dispositions, reorganizations, partnering opportunities and joint ventures, and the integration of any completed transaction;

•	our ability to hire and retain personnel;

•	our ability to expand the use of technology for hybrid and fully electronic trading;

•	our ability to effectively manage any growth that may be achieved, while ensuring compliance with all applicable regulatory requirements;

•

our ability to identify and remediate any material weaknesses in our internal controls that could affect our ability to prepare financial statements and reports in a timely manner, control our policies, procedures, operations and assets, and assess and manage our operational, regulatory, and financial risks;

•	the effectiveness of our risk management policies and procedures, and the impact of unexpected market moves and similar events;

•

the fact that the prices at which shares of our Class A common stock are sold in one or more of our controlled equity offerings or in other offerings or other transactions may vary significantly, and purchasers of shares in such offerings or transactions, as well as existing stockholders, may suffer significant dilution if the price they paid for their shares is higher than the price paid by other purchasers in such offerings or transactions;

•

our ability to meet expectations with respect to payments of dividends and distributions and repurchases of shares of our Class A common stock and purchases of limited partnership interests of BGC Holdings, L.P. (“BGC Holdings”), or other equity interests in our subsidiaries, including from Cantor, our executive officers, other employees, partners, and others, and the net proceeds to be realized by us from offerings of our shares of Class A common stock; and

•

the effect on the market for and trading price of our Class A common stock of various offerings and other transactions, including our controlled equity and other offerings of our Class A common stock and convertible securities, our repurchase of shares of our Class A common stock and purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries, our payment of dividends on our Class A common stock and distributions on BGC Holdings limited partnership interests, convertible arbitrage, hedging, and other transactions engaged in by holders of our 4.50% Convertible Notes and counterparties to our capped call transactions, and resales of shares of our Class A common stock acquired from us or Cantor, including pursuant to our employee benefit plans, conversion of our 8.75% Convertible Notes and 4.50% Convertible Notes, and distributions from Cantor pursuant to Cantor’s distribution rights obligations and other distributions to Cantor partners including deferred distribution shares.

This discussion summarizes the significant factors affecting our results of operations and financial condition during the years ended December 31, 2011 and 2010. This discussion is provided to increase the understanding of, and should be read in conjunction with, our consolidated financial statements and the notes thereto included elsewhere in this Report.

Overview and Business Environment

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial markets. The Company specializes in the brokering of a broad range of products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, property derivatives, commodities, futures, and structured products. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or in many markets, fully electronic brokerage services in connection with transactions executed either over-the-counter (“OTC”) or through an exchange.

Through its eSpeed, BGC Trader™ and Market Data brands, BGC Partners offers financial technology solutions, market data, and analytics related to select financial instruments and markets. Through its Newmark Grubb Knight Frank brand, the Company offers commercial real estate tenants, owners, investors and developers a wide range of brokerage services as well as property and facilities management. BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers and investment firms. Named after fixed income trading innovator B. Gerald Cantor, BGC, following the acquisition of Newmark, has offices in over 35 major markets, including New York and London, as well as in Atlanta, Beijing, Boston, Chicago, Copenhagen, Dubai, Hong Kong, Houston, Istanbul, Johannesburg, Los Angeles, Mexico City, Miami, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Seoul, Singapore, Sydney, Tokyo, Toronto, Washington, D.C. and Zurich.

The financial intermediary sector has been a competitive area that has had strong revenue growth over the past decade due to several factors. One factor is the increasing use of derivatives to manage risk or to take advantage of the anticipated direction of a market by allowing users to protect gains and/or guard against losses in the price of underlying assets without having to buy or sell the underlying assets. Derivatives are often used to mitigate the risks associated with interest rate movements, equity ownership, changes in the value of foreign currency, credit defaults by corporate and sovereign debtors and changes in the prices of commodity products. Over the past decade, demand from financial institutions, financial services intermediaries and large corporations has increased volumes in the wholesale derivatives market, thereby increasing the business opportunity for financial intermediaries.

Another key factor in the growth of the financial intermediary sector over the past decade has been the increase in the number of new products. As market participants and their customers strive to mitigate risk, new types of equity and fixed income securities, futures, options and other financial instruments are developed. These new securities and derivatives are not immediately ready for more liquid and standardized electronic markets, and generally increase the need for trading and require broker-assisted execution.

From the second half of 2008, and through the first three quarters of 2009, the onset of the credit crisis and ensuing global economic slowdown resulted in an industry-wide slowdown in growth or outright decline in the volumes for many of the OTC and listed products we broker. Beginning in December 2009, and continuing over the course of 2011, industry wide monthly volumes for many of the products we broker once again increased year-over-year. These industry volumes are generally good proxies for the volumes in our Rates, Foreign Exchange, and Equities and Other Asset Classes brokerage businesses.

Beginning with the quarter ended June 30, 2012, we changed our segment reporting structure following the acquisition of substantially all of the assets of Grubb & Ellis Company (“Grubb & Ellis”). As a result, beginning with the quarter ended June 30, 2012, our operations consist of two reportable segments, Financial Services and Real Estate Services. Accordingly, all segment information presented herein reflects our revised segment reporting structure for all periods presented.

BGC Growth Drivers

As a wholesale intermediary, our business is driven by several key drivers in addition to those listed above. These include: overall industry volumes in the markets in which we broker, the size and productivity of our front-office headcount (sales people and brokers alike), regulatory issues, and the percentage of our revenues related to fully electronic brokerage.

Many of these main drivers had a positive impact on our results in 2011 compared to the year earlier.

Overall Market Volumes and Volatility

Volume is driven by a number of items, including the level of issuance for financial instruments, the price volatility of financial instruments, overall macro-economic conditions, the creation and adoption of new products, the regulatory environment, and the introduction and adoption of new trading technologies. In general, increased price volatility increases the demand for hedging instruments, including many of the cash and derivative products which we broker.

Below is a discussion of the volume and growth drivers of our various products.

Rates Volumes and Volatility

BGC’s Rates business is particularly influenced by the level of sovereign debt issuance globally, and during 2010 and 2011, this issuance has continued to grow substantially. For example, according to the Securities Industry and Financial Markets Association (“SIFMA”), gross U.S. Treasury issuance, excluding bills, during 2010 increased by approximately 5% compared to 2009, and was more than 2.2 times the level for 2008. Largely as a result of this increase, the U.S. Federal Reserve reported that U.S. Treasury average daily volumes traded by primary dealers increased by 13% year-over-year. Because we have a broader customer base than just primary dealers, and because of increased fully electronic trading by our clients across several desks, BGC’s fully electronic Rates volumes increased by 21% year-over-year.

Analysts and economists expect sovereign debt issuance to remain at these high levels for the foreseeable future as governments finance their future deficits and roll over their sizable existing debt. For instance, according to the Congressional Budget Office (the “CBO”), U.S. federal debt will be 71% of GDP at the end of fiscal year 2011, versus 36% at the end of fiscal year 2007. The CBO currently estimates that U.S. federal debt will remain at or above these levels for at least the next several years. Similarly, the European Commission reports that, in the aggregate, European Union (“EU”) government debt as a percent of GDP will increase from 59% in 2007 to 83% by 2012. For certain EU countries, the Commission expects this figure to be over 100% for the next few years.

Credit Volumes

The cash portion of BGC’s Credit business is impacted by the level of global corporate bond issuance, while both the cash and credit derivatives sides of this business are impacted by sovereign and corporate issuance. BGC’s Credit revenues decreased in 2011 compared to 2010, reflecting an industry-wide softening in corporate bond and credit derivative activity. For example, TRACE eligible corporate securities volumes were down 6% year-over-year. Although overall credit default swap (“CDS”) market activity remains below its 2008 peak, the notional value of CDS on government bonds increased due to concern by market participants over the large deficits facing various governments. The uncertainty caused by these sovereign fiscal issues positively impacted volumes, and thus our revenues in our sovereign CDS, Rates and Foreign Exchange (“FX”) businesses.

Foreign Exchange Volumes

The overall FX market continued to grow year-over-year in 2011, due to increased availability of credit for many local banks that trade foreign exchange, particularly in emerging markets. CLS Group (“CLS”), which settles the majority of bank-to-bank spot and forward FX transactions, reports that its average daily value traded grew by 18% year-over-year in 2011. With respect to BGC’s FX business, our revenues compared favorably to corresponding industry figures in 2011.

Real Estate Volumes

On October 14, 2011, we acquired all of the outstanding shares of Newmark & Company Real Estate, Inc., a leading U.S. commercial real estate brokerage and advisory firm serving corporate and institutional clients, plus a controlling interest in its affiliated companies, encompassing approximately 425 brokers. Newmark & Company

Real Estate, Inc. operates as Newmark Knight Frank (“Newmark”) in the United States and is associated with London-based Knight Frank. Headquartered in New York, Newmark Knight Frank provides clients with a single source for most aspects of occupying or owning a property and offers a diverse range of real estate brokerage services.

The key drivers of revenue growth for U.S. commercial real estate brokerage services companies include the overall health of the U.S. economy, which drives demand for various types of commercial leases and purchases; the institutional ownership of commercial real estate as an investible asset class; and the ability to attract and retain talent to our new real estate services platform.

Following the financial crises of 2007/2008, the U.S. commercial property market generally saw steep declines in activity in 2009. In 2010, the market began to revive, and by the end of 2011 there were signs that the recovery was continuing, although still not to levels seen prior to the crises. The U.S. industrial real estate market also continued its recovery in the fourth quarter of 2011. If the U.S. economy continues to improve in 2012, we would expect this to aid in the continued recovery in these and other parts of the commercial real estate market.

Equity-Related Volumes and Volatility

BGC’s revenues from Equities and Other Asset Classes were impacted in 2011 due in part to increases in equity derivatives and energy-related volumes. For example, during 2011, overall European and U.S. equity derivatives volumes were generally up year-over-year, driven by volatility stemming from recent economic uncertainty and the continuing sovereign debt issues. For example, equity derivatives volumes (including indices) as reported by the Options Clearing Corporation, Eurex, and CME were up by approximately 17%, 12% and 11%, respectively, while Euronext equity derivative volumes decreased by 11%, all when compared to 2010. Energy and commodity volumes as reported by ICE and CME were generally up year-over-year during this timeframe. Overall, industry volumes had a positive effect on BGC’s Equities and Other Asset Classes business, during the year. We also benefited from the addition of assets from Mint Partners and from the ramp-up of other equities desk personnel hired at the end of 2009 and in 2010. Overall, BGC’s Equities and Other Asset Classes business grew by 20.8% year-over-year.

Hybrid and Fully Electronic Trading

Historically, e-broking growth has led to higher margins and greater profits over time for exchanges and wholesale financial intermediaries alike, even if overall company revenues remain consistent. This is largely because fewer front-office employees are needed to process the same amount of volume as trading becomes more automated. Over time, electronification of exchange-traded and OTC markets has also generally led to volumes increasing faster than commissions decline, and thus often an overall increase in the rate of growth in revenues. BGC has been a pioneer in creating and encouraging hybrid and fully electronic trading, and continually works with its customers to expand such trading across more asset classes and geographies.

Outside of U.S. Treasuries and spot FX, the banks and broker-dealers which dominate the OTC markets had generally been hesitant in adopting e-broking. However, in recent years, hybrid and fully electronic inter-dealer OTC markets for products, including CDS indices, FX options, and most recently interest rate swaps, have sprung up as banks and dealers have become more open to e-broking and as firms like BGC have invested in the kinds of technology favored by our customers. Pending regulation in Europe and the U.S. regarding banking, capital markets, and OTC derivatives is likely to only hasten the spread of fully electronic trading.

The combination of more market acceptance of hybrid and fully electronic trading and BGC Partners’ competitive advantage in terms of technology and experience has contributed to our strong gains in e-broking. During 2011, we continued to invest in hybrid and fully electronic technology broadly across our product categories.

This is largely why BGC’s fully electronic notional volumes for 2011 were up 21% and annual revenues related to fully electronic brokerage revenues increased by 28.1% year-over-year. E-broking represented 9.9% of brokerage revenues in 2011, compared with 8.6% in the year earlier period.

Our growth in revenues from e-broking was broad based across Rates, Credit, and FX, and was generated by multiple desks in Europe, the Americas, and Asia. As we continue to benefit from the tailwind of massive global government debt issuance, and as we roll out BGC Trader and Volume Match to more of our desks, we expect our strong hybrid and fully electronic trading performance to continue.

Regulatory Environment

Regulators and legislators in the U.S. and EU continue to craft new laws and regulations for the global OTC derivatives markets, including, most recently, the Dodd-Frank Wall Street Reform and Consumer Protection Act. The new rules and proposals for rules have mainly called for additional transparency, position limits and collateral or capital requirements, as well as for central clearing of most standardized derivatives. We believe that uncertainty around the final form such new rules might take may have negatively impacted trading volumes in certain markets in which we broker. We believe that it is too early to comment on specific aspects of the U.S. regulations as rules are still being created, and much too early to comment on laws not yet passed in Europe. However, we generally believe the net impact of the rules and regulations will be positive for our business.

From time to time, we and our “associated persons” have been and are subject to periodic examinations, inspections and investigations that have and may result in significant costs and possible disciplinary actions by our regulators, including the Securities and Exchange Commission (“SEC”), the Commodities Futures Trading Commission (“CFTC”), the U.K. Financial Services Authority (“FSA”), self-regulatory organizations and state securities administrators.

The FSA’s 2011 biennial Advanced, Risk-Responsive Operating Frame Work (“ARROW”) risk assessment of our U.K. group’s regulated businesses identified certain weaknesses in our U.K. group’s risk, compliance and control functionality, including governance procedures. In accordance with its normal process, the FSA provided us with an initial written mitigation program regarding the foregoing. In response to this we retained an international accounting firm and U.K. counsel to assist us with a wide program of remediation to address the points raised.

Within the program we provided an assessment of the appropriateness of the scope and structure of the businesses in our U.K. group. We increased the liquidity and capital levels of certain of our U.K. group’s existing FSA-regulated businesses, and also reviewed and enhanced our policies and procedures relating to assessing risks and our liquidity and capital requirements. We also produced detailed contingency planning steps to determine the stand-alone viability of each of the businesses in our U.K. group as well as a theoretical orderly wind-down scenario for these businesses. Finally, we agreed to a temporary, voluntary limitation on closing acquisitions of new businesses regulated by the FSA and entering into new regulated business lines.

A significant number of outputs from the remediation program were delivered to the FSA in December 2011. The FSA responded positively and on March 1, 2012, the FSA confirmed that it had relaxed the voluntary undertaking of BGC Brokers L.P., a U.K. subsidiary of the Company. With respect to acquisitions, new business lines or material change in its risk profile, members of the BGC European Group intend to provide prior notice to the FSA so as to determine that it has no objection. At around the same time that the voluntary undertaking was relaxed, the FSA presented us with the second part of the risk mitigation program, although the majority of the items presented have either already been remediated or form part of an existing work plan. The items identified are scheduled to be completed within calendar year 2012.

The FSA has indicated that through the use of a skilled person’s report, we will seek to test the progress of our work later in the year as the Company continues to remediate the areas indicated by the FSA in its recent reviews and will continue to dedicate time, resources and funds to such efforts. We do not anticipate that the current costs in connection with the FSA remedial work will have a material adverse effect on our businesses, financial condition, results of operations or prospects.

Liquidity and Capital Resources

During the year ended December 31, 2011, the Company entered into a credit agreement with a third party (the “Credit Agreement”) which provides for up to $130.0 million of unsecured revolving credit through June 23, 2013 (for a detailed description of this facility, see Note 15—“Notes Payable, Collateralized and Short-Term Borrowings” to the Company’s consolidated financial statements). The borrowings under the Credit Agreement will be used for general corporate purposes, including, but not limited to, financing the Company’s existing businesses and operations, expanding its businesses and operations through additional broker hires, strategic alliances and acquisitions, and repurchasing shares of its Class A common stock or purchasing limited partnership interests in BGC Holdings or other equity interests in the Company’s subsidiaries. As of March 1, 2012, the Company had $20.0 million in borrowings outstanding under the Credit Agreement.

In addition, on July 29, 2011, the Company issued an aggregate of $160.0 million principal amount of 4.50% Convertible Senior Notes due 2016 (the “4.50% Convertible Notes”). For a complete description of these notes, see Note 15—“Notes Payable, Collateralized and Short-Term Borrowings” to the Company’s consolidated financial statements.

In connection with the offering of the 4.50% Convertible Notes, the Company entered into capped call transactions, which are expected generally to reduce the potential dilution of the Company’s Class A common stock upon any conversion of the 4.50% Convertible Notes in the event that the market value per share of the Company’s Class A common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the 4.50% Convertible Notes and is subject to certain adjustments similar to those contained in the 4.50% Convertible Notes).

The net proceeds from this offering were approximately $144.2 million after deducting the initial purchasers’ discounts and commissions, estimated offering expenses and the cost of the capped call transactions. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include financing acquisitions.

Hiring and Acquisitions

Another key driver of our revenue growth is front-office headcount. We believe that our strong technology platform and unique partnership structure have enabled us to use both acquisitions and recruiting to profitably increase our front-office staff at a faster rate than our largest competitors over the past year and since the formation of BGC in 2004.

BGC Partners has invested significantly to capitalize on the current business environment through acquisitions, technology spending and the hiring of new brokers. The business climate for these acquisitions has been competitive, and it is expected that these conditions will persist for the foreseeable future. BGC Partners has been able to attract businesses and brokers to its platform as it believes they recognize that BGC Partners has the scale, technology, experience and expertise to succeed in the current business environment.

As of December 31, 2011, our front-office headcount was up by 25.9% year-over-year to 2,147 brokers and salespeople. For 2011, average revenue generated per broker or salesperson was approximately $776,000, down approximately 1.1% from 2010 when it was approximately $785,000.

Our revenue per front-office employee tends to decline following periods of rapid headcount growth. This is because our newer revenue producers generally achieve higher productivity levels in their second year with the Company. We expect the productivity of our newer brokers and salespeople throughout the Company to improve, especially in our newest offices in Brazil, Russia, and China, as well as our new employees who joined with respect to our most recent acquisitions.

On August 2, 2011, the Company’s Board of Directors and Audit Committee approved the Company’s acquisition from Cantor its North American environmental brokerage business CantorCO2e, L.P. (“CO2e”). On August 9, 2011, the Company completed the acquisition of CO2e from Cantor for the assumption of approximately $2.0 million of liabilities and announced the launch of BGC Environmental Brokerage Services. Headquartered in New York, BGC Environmental Brokerage Services focuses on environmental commodities, offering brokerage, escrow and clearing, consulting, and advisory services to clients throughout the world in the industrial, financial and regulatory sectors.

On October 14, 2011, BGC completed the acquisition of all of the outstanding shares of Newmark, a leading U.S. commercial real estate brokerage and advisory firm serving corporate and institutional clients, plus a controlling interest in its affiliates, encompassing approximately 425 brokers. Headquartered in New York, Newmark operates as “Newmark Knight Frank” in the U.S. and is associated with London-based Knight Frank.

The aggregate purchase price paid by BGC to the former shareholders of Newmark consisted of approximately $63.0 million in cash and approximately 339 thousand shares of BGC’s Class A common stock. The former shareholders of Newmark will also be entitled to receive up to an additional approximately 4.83 million shares of BGC’s Class A common stock over a five-year period if Newmark achieves certain enumerated gross revenue targets post-closing. The former shareholders of Newmark have also agreed to transfer their interests in certain other related companies for nominal consideration at the request of BGC. The Company expects to purchase the non-controlling minority interest in certain Newmark regional offices at a later date. CF&Co, an affiliate of Cantor, acted as an advisor to BGC in connection with this transaction.

On February 20, 2012, BGC announced that it had agreed to acquire substantially all the assets of Grubb & Ellis. Grubb & Ellis is one of the nation’s largest commercial real estate firms, providing transaction services, property management, facilities management and valuation service through more than 100 company-owned and affiliate offices. BGC has committed to provide Grubb & Ellis with “debtor-in-possession” (“DIP”) financing to support Grubb & Ellis’ operations as it seeks to complete the asset sale process under Section 363 of the U.S. Bankruptcy Code.

The laws and regulations passed or proposed on both sides of the Atlantic concerning OTC trading seem likely to favor increased use of technology by all market participants, and are likely to accelerate the adoption of both hybrid and fully electronic trading. We believe these developments will favor the larger inter-dealer brokers over smaller, non-public ones, as the smaller ones generally do not have the financial resources to invest the necessary amounts in technology. We believe this will lead to further consolidation in our industry, and thus further allow us to profitably grow our front-office headcount.

Financial Overview

Revenues

Our revenues are derived primarily from brokerage commissions charged for either agency or matched principal transactions, fees charged for market data and analytics products, fees from software solutions, fees from related parties and interest income.

Brokerage

We earn revenues from inter-dealer voice brokerage services on both an agency and matched principal basis. In agency transactions, we charge a commission for connecting buyers and sellers and assisting in the negotiation of the price and other material terms of the transaction. After all material terms of a transaction are agreed upon, we identify the buyer and seller to each other and leave them to settle the trade directly. Principal transaction revenues are primarily derived from matched principal transactions, whereby revenues are earned on the spread between the buy and the sell price of the brokered security, commodity or derivative. Customers either see the buy or sell price on a screen or are given this information over the phone. The brokerage fee is then added to the buy or sell price, which represents the spread we earn as principal transactions revenues. On a limited basis, we enter into unmatched principal transactions to facilitate a customer’s execution needs for transactions initiated by such customers. We also provide market data products for selected financial institutions.

We offer our brokerage services in five broad product categories: Rates, Credit, FX, Real Estate, and Equities and Other Asset Classes. The chart below details brokerage revenues by product category and by voice/hybrid versus fully electronic (in thousands):

	For the Year Ended December 31,
	2011	2010	2009
Brokerage revenue by product (actual results)(1):
Rates	$578,453	$556,191	$483,222
Credit	314,982	311,029	331,383
Foreign exchange	218,352	183,848	136,497
Real estate	44,980	—	—
Equities and other asset classes	214,497	177,602	122,483

Total brokerage revenues	$1,371,264	$1,228,670	$1,073,585

Brokerage revenue by product (percentage):
Rates	42.2%	45.3%	45.0%
Credit	23.0	25.3	30.9
Foreign exchange	15.9	15.0	12.7
Real estate	3.3	—	—
Equities and other asset classes	15.6	14.4	11.4

Total brokerage revenues	100.0%	100.0%	100.0%

Brokerage revenue by voice/hybrid and fully electronic (actual results):
Voice/hybrid	$1,235,638	$1,122,778	$998,224
Fully electronic	135,626	105,892	75,361

Total brokerage revenues	$1,371,264	$1,228,670	$1,073,585

Brokerage revenue by voice/hybrid and fully electronic (percentage):
Voice/hybrid	90.1%	91.4%	93.0%
Fully electronic	9.9	8.6	7.0

Total brokerage revenues	100.0%	100.0%	100.0%

(1)	Reclassifications of revenues across product categories may be reflected retroactively.

As the above table indicates, our brokerage operations in the rates product category produce a significant percentage of our total brokerage revenues. We expect that revenues from rates product brokerage operations will increase in absolute terms, but decline as a percentage of revenues as we continue to invest in expanding in other asset classes such as credit derivatives, foreign exchange, energy, commodities and equity-related products. In addition to higher overall market volumes for certain products in which we broker, our brokerage revenue growth over the past three years was primarily driven by synergies arising from the integration of prior acquisitions and expansion, our broad product knowledge, and new product offerings. These factors have enabled us to provide our client base with robust services across global markets.

Our position as a leading broker is enhanced by our hybrid brokerage platform. We believe that the more complex, less liquid markets on which we focus often require significant amounts of personal and attentive service from our brokers. In more mature markets, we offer electronic trading capabilities to our customers through our BGC Trader and eSpeed branded platforms. Our hybrid platform allows our customers to trade on a voice, hybrid or, where available, fully electronic basis, regardless of whether the trade is OTC or exchange-based, and to benefit from the experience and market intelligence of our worldwide brokerage network. Our electronic capabilities include clearing, settlement and other back office services as well as straight-through processing for our customers across several products. Furthermore, we participate in the operational leverage from our fully electronic platform. We believe our hybrid brokerage approach provides a competitive advantage over competitors who do not offer this full range of technology.

Rates

Our Rates business is focused on government debt, futures and currency and interest rate derivatives, which are among the largest, most global and most actively traded markets. The main drivers of these markets are global macroeconomic forces such as growth, inflation, government budget policies and the volume of new issuance.

Credit

We provide our brokerage services in a wide range of credit instruments, including asset-backed securities, convertible bonds, corporate bonds, credit derivatives and high yield bonds. The market for the most fundamental form of credit derivative, CDS has grown significantly since its introduction in the mid-1990’s.

Foreign Exchange

The foreign exchange market is one of the largest financial markets in the world. Foreign exchange transactions can either be undertaken in the spot market, in which one currency is sold and another is bought, or in the derivative market in which future settlement of the identical underlying currencies are traded. Our experience within this market has grown since 2004 to manage increased levels of foreign exchange trading. Our foreign exchange options business now has brokers servicing banking institutions around the world. We provide full execution OTC brokerage services in most major currencies, including all G8 currencies, emerging market, cross and exotic options currencies.

Real Estate

Following our acquisition of Newmark, we offer a diverse range of commercial real estate brokerage and advisory services including leasing and corporate advisory services, investment sales and financial services.

Equities and Other Asset Classes

We provide brokerage services in a range of markets for equity products, including cash equities, equity derivatives (both listed and OTC), equity index futures and options on equity products. In addition, we have a small commodities and energy derivatives business.

Market Data

We complement our trading services by providing our market data and analytics to our customers through our BGCantor Market Data suite of products. BGCantor Market Data is the source of real-time pricing and other data derived through BGC Partners and eSpeed for global securities and derivatives. Current products include real-time data in live markets for U.S. Treasuries, European Government Bonds, Foreign Exchange Spot and Options, Interest Rate Swaps, Credit, and ELX Futures. These market data services are available across a broad array of distribution channels, including Bloomberg, Reuters, CQG, Interactive Data, Xignite, SunGard and Cantor Direct.

Software Solutions

Through our software solutions business, we provide customized software to broaden distribution capabilities and provide electronic solutions to financial market participants. The software solutions business leverages our global infrastructure, software, systems, portfolio of intellectual property, and electronic trading expertise to provide customers with electronic marketplaces and exchanges and real-time auctions to enhance debt issuance and to customize trading interfaces. We take advantage of the scalability, flexibility and functionality of our eSpeed branded electronic trading system to enable our customers to distribute branded products to their customers through online offerings and auctions, including private and reverse auctions, via our trading platform and global network. Using screen-based market solutions, customers are able to develop a marketplace, trade with their customers, issue debt, trade odd lots, access program trading interfaces and access our network and intellectual property.

Fees from Related Parties

We earn fees from related parties for technology services and software licenses and for certain administrative and back office services we provide to affiliates, particularly Cantor and ELX. These administrative and back office services include office space, utilization of fixed assets, accounting services, operational support, human resources, legal services and information technology.

Interest Income

We generate interest income primarily from the investment of our daily cash balances, interest earned on securities owned and reverse repurchase agreements. These investments and transactions are generally short-term in nature.

Other Revenues

We earn other revenues from various sources, including underwriting fees and property and facilities management.

Expenses

Compensation and Employee Benefits

The majority of our operating costs consist of cash and non-cash compensation expenses, which include base salaries, broker bonuses based on broker production, guaranteed bonuses, other discretionary bonuses, and all related employee benefits and taxes. Our employees consist of brokers, executives and other administrative support. The majority of our brokers receive a base salary and a formula bonus based primarily on a pool of brokers’ production for a particular product or sales desk, as well as on the individual broker’s performance. Members of our sales force receive either a base salary or a draw on commissions. Less experienced salespeople typically receive base salaries.

The Company has entered into various agreements with certain of its employees and partners whereby these individuals receive loans which may be either wholly or in part repaid from the distribution earnings that the individual receives on their limited partnership interests or may be forgiven over a period of time. The forgivable portion of these loans is recognized as compensation expense over the life of the loan. From time to time, the Company may also enter into agreements with employees and partners to grant bonus and salary advances or other types of loans. These advances and loans are repayable in the timeframes outlined in the underlying agreements.

Beginning in 2010, we began a global program whereby partners redeem their REUs or RPUs in exchange for PSUs and PSIs and receive exchangeability or cash for certain of their limited partnership units and, in many cases, a modification or extension of their employment arrangements. A compensation charge is recorded on PSUs and PSIs if and when a right of exchange is granted on the units. This charge is based on the stock price of our Class A common stock on the date the right of exchange is granted.

Beginning in 2007, we also entered into deferred compensation agreements with select employees providing service to BGC Partners. The costs associated with such plans are generally amortized over the period in which they vest. See Note 16—“Compensation” to the Company’s consolidated financial statements.

Other Operating Expenses

We have various other operating expenses. We incur leasing, equipment and maintenance expenses for our affiliates worldwide. We also incur selling and promotion expenses, which include entertainment, marketing and travel-related expenses. We incur communication expenses for voice and data connections with our clients, clearing agents and general usage; professional and consulting fees for legal, audit and other special projects; and interest expense related to short-term operational funding needs, and notes payables and collateralized borrowings.

Primarily in the United States, we pay fees to Cantor for performing certain administrative and other support, including allocations for occupancy of office space, utilization of fixed assets and accounting, operations, human resources, legal services and technology infrastructure support. Management believes that these allocations are a reasonable reflection of the utilization of services rendered. However, the expenses allocated for these services are not necessarily indicative of the expenses that would have been incurred if we had not obtained these services from Cantor. In addition, these allocations may not reflect the costs of services we may receive from Cantor in the future. We incur commissions and floor brokerage fees for clearing, brokerage and other transactional expenses for clearing and settlement services. We also incur various other normal operating expenses.

Provision for Income Taxes

We incur tax expenses based on the location, legal structure and jurisdictional taxing authorities of each of our subsidiaries. Certain BGC Partners entities are treated as U.S. partnerships for U.S. federal income tax purposes. As such, much of the income is not subject to U.S. federal and state income taxes because taxes related to income earned by partnerships represent obligations of the individual partners. The partner’s liability or benefit is not reflected in the BGC Partners Inc.’s consolidated financial statements. Outside of the United States, we operate principally through subsidiary corporations subject to local income taxes. Our consolidated financial statements include U.S. federal, state and local income taxes on our allocable share of the U.S. results of operations, as well as taxes payable to jurisdictions outside the U.S.

Financial Highlights

For the year ended December 31, 2011, the Company had income from operations before income taxes of $54.4 million compared to $56.9 million, a decrease of $2.5 million from the year earlier period. Total revenues increased approximately $133.6 million and total expenses increased approximately $136.1 million.

Total revenues were $1,464.7 million and $1,331.1 million for the years ended December 31, 2011 and 2010, respectively, representing a 10.0% increase. The main factors contributing to the increase were:

•	An overall increase in volumes in many of the markets in which we provide brokerage services.

•

An increase in brokerage revenues associated with rates products, which was primarily attributable to strong sovereign debt issuance and the resulting industry wide increases in the volumes of both interest rate swaps and government bonds.

•	A global rebound in foreign exchange volumes as the credit crisis abated.

•	An increase in our front-office personnel from 1,705 at December 31, 2010 to 2,147 at December 31, 2011.

•	Our acquisition of Newmark, which was completed on October 14, 2011.

•	Continued selective expansion into the global markets, including new offices in Zurich and Dubai.

•

A continued focus on, and investment in, growing areas that complement our existing brokerage services, Equities and Other Asset Classes, particularly equity derivatives and cash equities, which are the primary contributors to our Equities and Other Asset Classes product group, for which revenues increased to $214.5 million for the year ended December 31, 2011 as compared to $177.6 million for the year ended December 31, 2010.

•

Revenues related to fully electronic trading increased 23.6% to $155.0 million for the year ended December 31, 2011. This increase is primarily driven by significant increases in fully electronic revenues from rates and credit brokerage. Revenues related to fully electronic trading include brokerage revenues as well as certain revenues recorded in fees from related parties.

Compensation and employee benefits expense increased by $59.2 million or 7.1% for the year ended December 31, 2011 as compared to the year ended December 31, 2010, primarily related to a $108.3 million charge associated with the granting of exchangeability to limited partnership units, as well as to the increased headcount year-over-year (including as a result of Newmark) and our year-over-year growth in brokerage revenue, which resulted in a corresponding increase in compensation for the period.

We believe the overall performance of the Company will continue to improve as we increase revenues generated from fully electronic trading, extend our employment agreements, and increase the percentage of compensation partners receive in the form of limited partnership units. As a result, we expect to increase the amount of cash available for dividends and distributions, share repurchases and unit redemptions. Taken together, we believe that these developments will further improve BGC’s competitive position in the marketplace and improve employee retention.

Results of Operations

The following table sets forth BGC’s consolidated statements of operations data expressed as a percentage of total revenues for the periods indicated (in thousands):

	For the Year Ended December 31,
	2011		2010		2009
	Actual Results	Percentage of Total Revenues	Actual Results	Percentage of Total Revenues	Actual Results	Percentage of Total Revenues
Revenues:
Commissions	$996,263	68.0%	$851,089	63.9%	$693,818	59.7%
Principal transactions	375,001	25.6	377,581	28.4	379,767	32.7

Total brokerage revenues	1,371,264	93.6	1,228,670	92.3	1,073,585	92.4
Fees from related parties	62,227	4.2	65,996	5.0	58,877	5.1
Market data	17,772	1.2	18,314	1.4	17,953	1.5
Software solutions	9,190	0.6	7,804	0.6	7,419	0.6
Interest income	5,441	0.4	3,308	0.2	7,252	0.6
Other revenues	5,396	0.5	13,960	1.0	5,923	0.5
Losses on equity investments	(6,605)	(0.5)	(6,940)	(0.5)	(8,687)	(0.7)

Total revenues	1,464,685	100.0	1,331,112	100.0	1,162,322	100.0

Expenses:
Compensation and employee benefits	897,875	61.3	838,717	63.0	725,139	62.4
Allocation of net income to limited partnership units and founding/working partner units	18,437	1.3	23,307	1.8	16,731	1.4

Total compensation and employee benefits	916,312	62.6	862,024	64.8	741,870	63.8
Occupancy and equipment	129,087	8.8	113,520	8.5	108,014	9.3
Fees to related parties	11,635	0.8	13,450	1.0	13,882	1.2
Professional and consulting fees	67,746	4.6	45,238	3.4	34,350	3.0
Communications	86,392	5.9	78,249	5.9	66,028	5.7
Selling and promotion	79,087	5.4	68,066	5.1	57,437	4.9
Commissions and floor brokerage	25,877	1.8	20,055	1.5	16,536	1.4
Interest expense	24,606	1.7	14,080	1.1	9,920	0.9
Other expenses	69,584	4.7	59,515	4.4	49,797	4.3

Total expenses	1,410,326	96.3	1,274,197	95.7	1,097,834	94.5

Income from operations before income taxes	54,359	3.7	56,915	4.3	64,488	5.5
Provision for income taxes	15,999	1.1	11,543	0.9	23,675	2.0

Consolidated net income	38,360	2.6	45,372	3.4	40,813	3.5

Less: Net income attributable to noncontrolling interest in subsidiaries	18,223	1.2	24,210	1.8	20,788	1.8

Net income available to common stockholders	$20,137	1.4%	$21,162	1.6%	$20,025	1.7%

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues

Brokerage Revenues

Total brokerage revenues increased by $142.6 million, or 11.6%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Commission revenues increased by $145.2 million, or 17.1%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Principal transactions revenues decreased by $2.6 million, or 0.7%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010.

The increase in brokerage revenues was driven by increases in the revenues for each of our product types.

The increase in rates revenues of $22.3 million was primarily driven by strong performance in fully electronic rates brokerage (e.g., U.S. Treasuries and Inflation Swaps).

Credit brokerage revenues increased $4.0 million, primarily due to strong growth from e-brokered credit products.

Foreign exchange revenues increased by $34.5 million primarily due to increased volatility in the markets, which resulted in stronger agency commissions.

Real estate revenues represented $45.0 million of the overall increase. These revenues relate to the Newmark acquisition, which was completed on October 14, 2011.

Revenues from equities and other asset classes increased by $36.9 million driven primarily by Mint Partners, increased industry volumes and product expansion in the equity business.

Fees from Related Parties

Fees from related parties decreased by $3.8 million, or 5.7%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The decrease was primarily due to decreased revenues related to back office services provided to Cantor.

Market Data

Market data revenues decreased by $0.5 million, or 3.0%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010.

Software Solutions

Software solutions revenues increased by $1.4 million, or 17.8%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase was primarily due to increases in revenue from our KLEOS business, which provides various services including co-location and the licensing of our trading technology.

Interest Income

Interest income increased by $2.1 million, or 64.5%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase was primarily due to an increase in interest income on employee loans and an increase on interest income earned on government bonds, primarily U.S. Treasury bills held for liquidity purposes.

Other Revenues

Other revenues decreased by $8.6 million, or 61.3%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The decrease was primarily due to the receipt of $11.6 million during the year ended December 31, 2010, from REFCO Securities, LLC with respect to its fixed fee U.S. Treasury securities contract. This decrease was partially offset by a $2.6 million increase related to the acquisition of Newmark.

Losses on Equity Investments

Losses on equity investments decreased by $0.3 million, or 4.8%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Losses on equity investments represent our pro rata share of the net income or losses on investments over which we have a significant influence but which we do not control.

Expenses

Compensation and Employee Benefits

Compensation and employee benefits expense increased by $59.2 million, or 7.1%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This increase was primarily driven by a $108.3 million charge recorded in the year ended December 31, 2011, related to the granting of exchangeability of limited partnership interests as compared to a $42.4 million charge recorded in the year ended December 31, 2010. Also contributing to this increase in compensation expense was our year-over-year increase in headcount, as well as growth in brokerage revenues and the corresponding increase in compensation, partially offset by the ongoing benefits of our global compensation restructuring program.

Allocations of Net Income to Limited Partnership Units and Founding/Working Partner Units

Allocations of net income to limited partnership units and founding/working partner units decreased by $4.9 million or 20.9% for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Allocations of net income to limited partnership units and founding/working partner units represents the pro rata interest in net income attributable to such partners’ units based on the weighted-average economic ownership for the period. The allocation of income to limited partnership units and founding/working partner units for the year ended December 31, 2011, was $18.4 million, compared to $23.3 million for the year ended December 31, 2010.

Occupancy and Equipment

Occupancy and equipment expense increased by $15.6 million, or 13.7%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase was primarily due to a charge related to an adjustment to our sublease provision, as well as increased costs related to software licenses and maintenance due to increased headcount.

Fees to Related Parties

Fees to related parties decreased by $1.8 million, or 13.5%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. Fees to related parties are allocations paid to Cantor for administrative and support services.

Professional and Consulting Fees

Professional and consulting fees increased by $22.5 million, or 49.8%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase was primarily due to increased costs associated with ongoing legal and regulatory matters as well as fees associated with the acquisition of Newmark.

Communications

Communications expense increased by $8.1 million, or 10.4%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. This increase was primarily driven by increased market data and communication costs associated with our increased headcount. As a percentage of total revenues, communications expense remained relatively unchanged across the two periods.

Selling and Promotion

Selling and promotion expense increased by $11.0 million, or 16.2%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase was associated with our increase in brokerage revenues in the year ended December 31, 2011, which has an impact on the amount spent on client entertainment and travel. As a percentage of total revenues, selling and promotion expense remained relatively unchanged across the two periods.

Commissions and Floor Brokerage

Commissions and floor brokerage expense increased by $5.8 million, or 29.0%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010, primarily due to increased clearinghouse charges related to the equities business, in addition to increased volumes during the year ended December 31, 2011.

Interest Expense

Interest expense increased by $10.5 million, or 74.8%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase was primarily related to increased costs as a result of the Company’s issuance of the 4.50% Convertible Notes in July 2011. See Note 15—“Notes Payable, Collateralized and Short-Term Borrowings” to the Company’s consolidated financial statements.

Other Expenses

Other expenses increased by $10.1 million, or 16.9%, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. During the year ended December 31, 2011, the Company recorded impairment charges of $4.0 million related to marketable securities (see Note 7—“Marketable Securities” to the Company’s consolidated financial statements).

Net Income Attributable to Noncontrolling Interest in Subsidiaries

Net income attributable to noncontrolling interest in subsidiaries decreased by $6.0 million to $18.2 million for the year ended December 31, 2011 as compared to income of $24.2 million the year ended December 31, 2010. This decrease resulted from reduced allocations of net income to Cantor units for the year ended December 31, 2011.

Provision for Income Taxes

The provision for income taxes increased by $4.5 million, or 38.6% to $16.0 million, for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The increase in income tax expense resulted from a higher effective tax rate for the year ended December 31, 2011 due to the non-recognition of deferred tax assets in 2011 subject to valuation allowances as well as a decrease in the proportion of pre-tax income subject to lower tax jurisdictions. This was partially offset by lower non-deductible expenses for the year ended December 31, 2011. Our consolidated effective tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Revenues

Brokerage Revenues

Total brokerage revenues increased by $155.1 million, or 14.4%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Commission revenues increased by $157.3 million, or 22.7%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Principal transactions revenues decreased by $2.2 million, or 0.6%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

The increase in brokerage revenues was primarily driven by higher volumes for the rates, foreign exchange and equities and other assets products partially offset by lower volumes in credit.

The increase in rates revenues of $73.0 million was primarily driven by continuing high levels of global fixed income issuance, secondary market trading activity, and BGC’s continued investment in this area.

The decrease in credit brokerage revenues of $20.4 million was primarily due to an industry-wide decline in corporate bond and credit derivative trading, compared to the year earlier. This was partially offset by BGC’s significantly increased revenues from sovereign credit default swap trading and a more than doubling of overall revenues from Credit e-broking.

Foreign exchange revenues increased by $47.4 million due primarily to a continuing rebound in global volumes, particularly as credit issues have eased for customers of the Company’s Emerging Markets desks.

Revenues from equities and other asset classes increased by $55.1 million driven primarily by strong growth globally from the Company’s increased investment in equity-related products, the addition of assets from Mint, as well as by growth from BGC Partners’ energy and commodities desks.

Fees from Related Parties

Fees from related parties increased by $7.1 million, or 12.1%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase was primarily due to increased revenues related to technology services. Back office services provided to Cantor by Tower Bridge also contributed to this increase.

Market Data

Market data revenues increased by $0.4 million, or 2.0%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

Software Solutions

Software solutions revenues increased by $0.4 million, or 5.2%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase was primarily related to an increase in revenue from our KLEOS business.

Interest Income

Interest income decreased by $3.9 million, or 54.4%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The decrease was primarily due to a reduction in both interest rates and in the level of cash balances during the year ended December 31, 2010.

Other Revenues

Other revenues increased by $8.0 million, or 135.7%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase was primarily due to the receipt of $11.6 million during the year ended December 31, 2010 from REFCO Securities, LLC with respect to its fixed fee U.S. Treasury securities contract.

Losses on Equity Investments

Losses on equity investments decreased by $1.7 million, or 20.1%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Losses on equity investments represent our pro rata share of the net income or losses in investments for which we have a significant ownership but do not control.

Expenses

Compensation and Employee Benefits

Compensation and employee benefits expense increased by $113.6 million or 15.7%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase arose from the completion in the first quarter of 2010 of the global compensation restructuring related to the modification of pre-merger employee contractual arrangements which resulted in a $41.3 million one-time, non-recurring charge. Also, a $42.4 million charge was recorded during the year ended December 31, 2010 related to the granting of exchangeability and/or the redemption of limited partnership interests. Also contributing to this increase in compensation expense was our year-over-year growth in brokerage revenues partially offset by the ongoing benefits of our global compensation restructuring program.

Allocations of Net Income to Limited Partnership Units and Founding/Working Partner Units

Allocations of net income to limited partnership units and founding/working partner units increased by $6.6 million or 39.3% for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

Occupancy and Equipment

Occupancy and equipment expense increased by $5.5 million, or 5.1%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase was primarily due to increased costs associated with new computer and equipment related to our increased headcount, associated with new offices and acquisitions.

Fees to Related Parties

Fees to related parties decreased by $0.4 million, or 3.1%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

Professional and Consulting Fees

Professional and consulting fees increased by $10.9 million, or 31.7%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase was primarily due to increased costs associated with ongoing legal matters and costs related to the Mint Partners acquisition incurred during the year ended December 31, 2010.

Communications

Communications expense increased by $12.2 million, or 18.5%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. This increase was primarily driven by increased market data and communication costs associated with our increased headcount.

Selling and Promotion

Selling and promotion expense increased by $10.6 million, or 18.5%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. As a percentage of total revenues, selling and promotion expense remained relatively unchanged across the two periods.

Commissions and Floor Brokerage

Commissions and floor brokerage expense increased by $3.5 million, or 21.3%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009, primarily due to increased volumes in our equities business during the year ended December 31, 2010. This increase also reflects the expenses of certain businesses with higher transactional costs.

Interest Expense

Interest expense increased by $4.2 million, or 41.9%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase was primarily related to increased costs associated with our notes payable, collateralized and short-term borrowings.

Other Expenses

Other expenses increased by $9.7 million, or 19.5%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The increase was primarily due to additional costs associated with the hiring of new brokers and was partially offset by a $3.5 million expense recorded during the year ended December 31, 2009 related to the Company assuming the liability of a September 11, 2001 workers’ compensation policy.

Net Income Attributable to Noncontrolling Interest in Subsidiaries

Net income attributable to noncontrolling interest in subsidiaries increased by $3.4 million, or 16.5%, to $24.2 million for the year ended December 31, 2010 as compared to $20.8 million the year ended December 31, 2009. This increase was primarily due to the increase in the allocations of net income to limited partnership interests in BGC Holdings in the year ended December 31, 2010.

Provision for Income Taxes

Provision for income taxes decreased by $12.1 million, or 51.2%, for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The main reasons for the decrease in income tax expense were the recognition of deferred tax assets previously subject to valuation allowances, an increase in the proportion of pre-tax income subject to lower tax jurisdictions and a decrease in unrecognized tax benefits due to lapse of the statute of limitations. Our consolidated effective tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings.

Business Segment Financial Results

Following the acquisition of substantially all of the assets of Grubb & Ellis, we have changed our segment reporting structure. As a result, beginning with the quarter ended June 30, 2012, our operations consist of two reportable segments, Financial Services and Real Estate Services. The business segment financial results presented below reflect our current organization.

The business segments are determined based on the products and services provided and reflect the manner in which financial information is evaluated by management. The Company evaluates the performance and reviews the results of the segments based on each segment’s “income (loss) from operations before income taxes.” Our segment information does not include analysis of assets by segment. Except for goodwill, we do not allocate assets by operating segment, nor does management evaluate operating segments using discrete asset information.

Selected financial information for the Company’s segments is presented below. The amounts shown below for the Financial Services and Real Estate Services segments reflect the amounts that are used by management to allocate resources and assess performance, which is based on each segment’s “income (loss) from operations before income taxes.” In addition to the two business segments, the tables below include a “Corporate Items” category, which includes fees from related parties and interest income as well as unallocated expenses, such as the grant of exchangeability to limited partnership units, allocations of net income to founding/working partner units and limited partnership units, certain professional and consulting fees, executive compensation and interest expense, which are managed separately at the corporate level.

Year ended December 31, 2011 (dollars in thousands):

	Financial Services	Real Estate Services*	Corporate Items	Total
Total revenues	$1,369,906	$47,682	$47,097	$1,464,685
Total expenses	1,081,429	41,937	286,960	1,410,326

Income (loss) from operations before income taxes	$288,477	$5,745	$(239,863)	$54,359

*	For the year ended December 31, 2011, the Real Estate Services segment income (loss) from operations before income taxes excludes $3.8 million related to the collection of receivables and associated expenses that were capitalized as part of acquisition accounting.

Year ended December 31, 2010 (dollars in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$1,273,521	$—	$57,591	$1,331,112
Total expenses	1,043,624	—	230,573	1,274,197

Income (loss) from operations before income taxes	$229,897	$—	$(172,982)	$56,915

Year ended December 31, 2009 (dollars in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$1,119,956	$—	$42,366	$1,162,322
Total expenses	942,825	—	155,009	1,097,834

Income (loss) from operations before income taxes	$177,131	$—	$(112,643)	$64,488

Segment Results for the Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Revenues

•

Revenues for Financial Services increased approximately $96.4 million, or 7.6%, to $1,369.9 million for the year ended December 31, 2011 from $1,273.5 million for the year ended December 31, 2010. The increase in revenues for our Financial Services segment was primarily due to higher revenues from the Company’s desks in all financial services brokerage product categories.

•	Revenues for Real Estate Services were $47.7 million for the year ended December 31, 2011. Prior to our acquisition of Newmark on October 14, 2011, we had no revenues from Real Estate Services.

Expenses

•

Total expenses for Financial Services increased approximately $37.8 million, or 3.6%, to $1,081.4 million for the year ended December 31, 2011 from $1,043.6 million for the year ended December 31, 2010. The increase in expenses for our Financial Services segment was primarily due to an increase in compensation expense as well as increases in non-compensation expenses, including increases in occupancy and equipment, and selling and promotion expenses associated with our increase in brokerage revenues in the year ended December 31, 2011 (which has an impact on the amount spent on client entertainment and travel) and our acquisition of Mint Partners.

•	Total expenses for Real Estate Services were $41.9 million for the year ended December 31, 2011. Prior to our acquisition of Newmark on October 14, 2011, we had no expenses from Real Estate Services.

Income (loss) from operations before income taxes

•

Income (loss) from operations before income taxes for Financial Services increased approximately $58.6 million, or 25.5%, to $288.5 million for the year ended December 31, 2011 from $229.9 million for the year ended December 31, 2010. The increase in income (loss) from operations before income taxes for our Financial Services segment was primarily due to higher revenues, as described above, net of increased expenses, as also described above.

•

Income (loss) from operations before income taxes for Real Estate Services was $5.7 million for the year ended December 31, 2011. Prior to our acquisition of Newmark on October 14, 2011, we had no income (loss) from operations before income taxes from Real Estate Services.

Segment Results for the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

Revenues

•

Revenues for Financial Services increased approximately $153.6 million, or 13.7%, to $1,273.5 million for the year ended December 31, 2010 from $1,120.0 million for the year ended December 31, 2009. The increase in revenues for our Financial Services segment was primarily due to increased brokerage revenues from the Company’s desks in Rates, Foreign Exchange and Equities and Other Asset Classes, partially offset by lower brokerage revenues from Credit.

Expenses

•

Total expenses for Financial Services increased approximately $100.8 million, or 10.7%, to $1,043.6 million for the year ended December 31, 2010 from $942.8 million for the year ended December 31, 2009. The increase in expenses for our Financial Services segment was primarily due to an increase in compensation expense as well as increases in non-compensation expenses, including increased communications expense driven by increased market data and communication costs associated with our increased headcount, and increased selling and promotion expense, which varies with revenue.

Income (loss) from operations before income taxes

•

Income (loss) from operations before income taxes for Financial Services increased approximately $52.8 million, or 29.8%, to $229.9 million for the year ended December 31, 2010 from $177.1 million for the year ended December 31, 2009. The increase in income (loss) from operations before income taxes for our Financial Services segment was primarily due to higher revenues, as described above, net of increased expenses, as also described above.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly results of operations for the indicated periods (in thousands). Results of any period are not necessarily indicative of results for a full year and may, in certain periods, be affected by seasonal fluctuations in our business.

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
	(in thousands)
Revenues:
Commissions	$250,921	$261,496	$239,132	$244,714	$206,275	$208,918	$213,863	$222,033
Principal transactions	79,888	94,997	102,007	98,109	91,466	83,381	99,606	103,128
Fees from related parties	15,366	15,220	16,206	15,435	17,221	16,413	16,436	15,926
Market data	4,042	4,556	4,598	4,576	4,869	4,614	4,444	4,387
Software solutions	2,472	2,328	2,257	2,133	2,476	1,816	1,760	1,752
Interest income	1,351	1,730	954	1,406	656	1,199	781	672
Other revenues	2,999	1,283	803	311	682	11,770	506	1,002
Losses on equity investments	(1,870)	(1,675)	(1,399)	(1,661)	(1,890)	(1,609)	(1,692)	(1,749)

Total revenues	355,169	379,935	364,558	365,023	321,755	326,502	335,704	347,151

Expenses:
Compensation and employee benefits	216,298	253,879	218,729	208,969	179,600	179,871	207,558	271,688
Allocations of net income to limited partnership units and founding/working partner units	—	—	9,237	9,200	12,320	5,824	5,163	—

Total compensation and employee benefits	216,298	253,879	227,966	218,169	191,920	185,695	212,721	271,688
Occupancy and equipment	34,118	29,943	35,740	29,286	28,982	28,161	28,249	28,128
Fees to related parties	2,719	3,297	3,018	2,601	3,017	3,061	3,338	4,034
Professional and consulting fees	19,569	19,625	15,211	13,341	14,380	10,773	10,016	10,069
Communications	21,753	21,508	21,801	21,330	21,254	19,459	18,468	19,068
Selling and promotion	19,951	19,507	19,443	20,186	18,739	17,183	16,227	15,917
Commissions and floor brokerage	6,311	6,539	6,932	6,095	5,688	4,564	4,916	4,887
Interest expense	8,689	6,754	4,768	4,395	3,777	3,796	3,596	2,911
Other expenses	14,939	23,365	6,199	25,081	7,038	27,436	20,652	4,389

Total expenses	344,347	384,417	341,078	340,484	294,795	300,128	318,183	361,091
Income (loss) from operations before income taxes	10,822	(4,482)	23,480	24,539	26,960	26,374	17,521	(13,940)
Provision (benefit) for income taxes	3,905	(1,338)	6,031	7,401	2,942	6,878	4,710	(2,987)

Consolidated net income (loss)	6,917	(3,144)	17,449	17,138	24,018	19,496	12,811	(10,953)

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	3,077	(1,111)	7,785	8,472	12,267	13,272	5,413	(6,742)

Net income (loss) available to common stockholders	$3,840	$(2,033)	$9,664	$8,666	$11,751	$6,224	$7,398	$(4,211)

The tables below detail our brokerage revenues by product category for the indicated periods (in thousands):

	For the three months ended
	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Brokerage revenue by product (actual results):
Rates	$128,115	$151,813	$145,715	$152,810	$135,919	$135,596	$139,327	$145,350
Credit	66,148	83,507	78,134	87,193	70,317	73,923	77,109	89,680
Foreign exchange	47,383	61,120	55,630	54,219	47,966	44,439	46,778	44,665
Real Estate	44,980	—	—	—	—	—	—	—
Equities and other asset classes	44,183	60,053	61,660	48,601	43,539	38,341	50,255	45,466

Total brokerage revenues	$330,809	$356,493	$341,139	$342,823	$297,741	$292,299	$313,469	$325,161

Brokerage revenue by product (percentage):
Rates	38.7%	42.6%	42.7%	44.6%	45.7%	46.4%	44.4%	44.7%
Credit	20.0	23.4	22.9	25.4	23.6	25.3	24.6	27.6
Foreign exchange	14.3	17.1	16.3	15.8	16.1	15.2	14.9	13.7
Real Estate	13.6	—	—	—	—	—	—	—
Equities and other asset classes	13.4	16.9	18.1	14.2	14.6	13.1	16.1	14.0

Total brokerage revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Brokerage revenue by voice/hybrid and fully electronic (actual results):
Voice/ hybrid	$299,307	$322,335	$305,338	$308,658	$270,047	$266,905	$286,365	$299,462
Fully electronic	31,502	34,158	35,801	34,165	27,694	25,394	27,104	25,699

Total brokerage revenues	$330,809	$356,493	$341,139	$342,823	$297,741	$292,299	$313,469	$325,161

Brokerage revenue by voice/hybrid and fully electronic (percentage):
Voice/hybrid	90.5%	90.4%	89.5%	90.0%	90.7%	91.3%	91.4%	92.1%
Fully electronic	9.5	9.6	10.5	10.0	9.3	8.7	8.6	7.9

Total brokerage revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Liquidity and Capital Resources

Balance Sheet

Our balance sheet and business model are not capital intensive. We maintain minimal securities inventory; our assets consist largely of cash, collateralized and uncollateralized short-dated receivables and less liquid assets needed to support our business. Longer term funding (equity and long-term debt) is held to support the less liquid assets. Total assets at December 31, 2011 were $1.41 billion, a decrease of 4.4% as compared to December 31, 2010. The decrease in total assets was driven primarily by a decrease in receivables from broker-dealers, clearing organizations, customers and related broker-dealers, partially offset by increases in accrued commissions receivable, net, loans, forgivable loans and other receivables from employees and partners, net, and goodwill. We maintain a significant portion of our assets in cash, with cash and cash equivalents at December 31, 2011 of $369.7 million. See “Cash Flows” below for a further discussion of cash and cash equivalents.

Funding

Our funding base consists of longer-term capital (equity, notes payable and collateralized borrowings), shorter-term liabilities (including our new credit facility to the extent drawn) and accruals that are a natural outgrowth of specific assets and/or the business model, such as matched fails and accrued compensation. We have limited need for short-term unsecured funding in our regulated entities for their brokerage business. Contingent liquidity needs are largely limited to potential cash collateral that may be needed to meet clearing bank, clearinghouse, and exchange margins and/or to fund fails. Capital expenditures tend to be cash neutral and approximately in line with depreciation. Current cash balances significantly exceed our modest amount of unsecured letters of credit, unsecured bank borrowings and the amortization of our collateralized long-term debt. We have also entered into secured loan arrangements, which are repayable in consecutive monthly installments with the final payments due in September 2015. A significant portion of our cash is held in our largest regulated entities and we believe that cash in and available to these entities, inclusive of financing provided by clearing banks, is adequate for potential cash demands of normal operations such as margin or fail financing. We expect our operating activities going forward to generate adequate cash flows to fund normal operations, including any dividends issued pursuant to our dividend policy. However, we believe that there are a significant number of capital intensive opportunities for us to maximize our growth and strategic position, including, among other things, acquisitions, strategic alliances and joint ventures potentially involving all types and combinations of equity, debt and acquisition alternatives. As a result, we may need to raise additional funds to:

•	increase the regulatory net capital necessary to support operations;

•	support continued growth in our business;

•	effect acquisitions;

•	develop new or enhanced services and markets; and

•	respond to competitive pressures.

We cannot guarantee that we will be able to obtain additional financing when needed on terms that are acceptable to us, if at all.

On April 1, 2010, BGC effectively refinanced $150.0 million in Senior Notes payable via issuance of the 8.75% Convertible Notes to Cantor. The details of this issuance are provided in the “Notes Payable, Collateralized and Short-Term Borrowings” section below. On May 6, 2010, we filed a $100.0 million Shelf Registration Statement on Form S-3 with the SEC. We intend to use the net proceeds of any shares of Class A common stock sold for general corporate purposes, including potential acquisitions, redemptions of limited partnership units and founding/working partner units in BGC Holdings and repurchases of shares of Class A common stock from partners, executive officers and other employees of ours or our subsidiaries and of Cantor and its affiliates. Certain of such partners will be expected to use the proceeds from such sales to repay outstanding loans issued by, or credit enhanced by, Cantor or BGC Holdings. In addition to general corporate purposes, this registration along with our share buy-back authorization is designed as a planning device in order to facilitate the redemption process. Going forward, we may redeem units and reduce our fully diluted share count under our repurchase authorization or later sell Class A shares under the registration.

On June 23, 2011, the Company entered into a Credit Agreement with a third party which provides for up to $130.0 million of unsecured revolving credit through June 23, 2013. Borrowings under the Credit Agreement will bear interest on a floating rate basis with various terms available from which the Company can select. The Credit Agreement also provides for an unused facility fee and certain upfront and arrangement fees. The Credit Agreement requires that the outstanding loan balance be reduced to zero every 270 days for three days. The Credit Agreement further provides for certain financial covenants, including minimum equity, tangible equity and interest coverage, as well as maximum levels for total assets to equity capital and debt to equity. The Credit Agreement also contains certain other affirmative and negative covenants. The borrowings under the Credit Agreement will be used for general corporate purposes, including, but not limited to, financing the Company’s existing businesses and operations, expanding its businesses and operations through additional broker hires, strategic alliances and acquisitions, and repurchasing shares of its Class A common stock or purchasing limited partnership interests in BGC Holdings or other equity interests in the Company’s subsidiaries. As of March 1, 2012, the Company had $20.0 million in borrowings outstanding under the Credit Agreement.

On July 29, 2011, the Company issued an aggregate of $160.0 million principal amount of 4.50% Convertible Notes. In connection with the offering of the 4.50% Convertible Notes, the Company entered into an Indenture, dated as of July 29, 2011, with U.S. Bank National Association, as trustee. The 4.50% Convertible Notes were offered and sold solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The 4.50% Convertible Notes are general senior unsecured obligations of BGC Partners, Inc. The 4.50% Convertible Notes pay interest semiannually at a rate of 4.50% per annum and were priced at par. The 4.50% Convertible Notes are convertible, at the holder’s option, at a conversion rate of 101.6260 shares of Class A common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This conversion rate is equal to a conversion price of $9.84 per share, a 20% premium over the $8.20 closing price of BGC’s Class A common stock on the NASDAQ on July 25, 2011. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s Class A common stock, or a combination thereof at the Company’s election. The 4.50% Convertible Notes are currently convertible into approximately 16.3 million shares of Class A common stock.

In connection with the offering of the 4.50% Convertible Notes, the Company entered into capped call transactions, which are expected generally to reduce the potential dilution of the Company’s Class A common stock upon any conversion of 4.50% Convertible Notes in the event that the market value per share of the Company’s Class A common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions (which corresponds to the initial conversion price of the 4.50% Convertible Notes and is subject to certain adjustments similar to those contained in the 4.50% Convertible Notes). The capped call transactions have a cap price equal to $12.30 per share (50% above the last reported sale price of the Company’s common stock on the NASDAQ on July 25, 2011).

The net proceeds from this offering were approximately $144.2 million after deducting the initial purchasers’ discounts and commissions, estimated offering expenses and the cost of the capped call transactions. The Company expects to use the net proceeds from the offering for general corporate purposes, which may include financing acquisitions.

We may raise additional funds from time to time through equity or debt financing, including public and private sales of debt securities, to finance our business, operations and possible acquisitions.

Credit Ratings

Our public long-term credit ratings and associated outlook are as follows:

	Rating	Outlook
Fitch Ratings Inc.	BBB	Stable
Moody’s Investor Service	Ba1	Negative*
Standard & Poor’s	BBB-	Stable

*	On February 2, 2012, Moody’s Investor Service changed the outlook from stable to negative. The change in outlook was based on consolidated Cantor profitability and leverage combined with the Company’s close relationship/linkage to Cantor.

Credit ratings and associated outlooks are influenced by a number of factors, including but not limited to: earnings and profitability trends, the prudence of funding and liquidity management practices, balance sheet size/composition and resultant leverage, cash flow coverage of interest, composition and size of the capital base, available liquidity and the firm’s competitive position in the industry. A credit rating and/or the associated outlook can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. Any reduction in our credit ratings and/or the associated outlook could adversely affect the availability of debt financing on terms acceptable to us, as well as the cost and other terms upon which we are able to obtain any such financing. In addition, credit ratings and associated outlooks may be important to customers or counterparties when we compete in certain markets and when we seek to engage in certain transactions. In connection with certain trading agreements, we may be required to provide additional collateral in the event of a credit ratings downgrade.

Cash Flows

Below is an analysis of the cash flows for the years ended December 31, 2011 and 2010. Because the Company applied the acquisition method of accounting to the acquisition of Newmark, the Company’s cash activities discussed below include Newmark activities only after October 14, 2011. Our dividend and distribution policies are based on distributable earnings which is a non-GAAP measure similar to net income adjusted for non-cash items excluding depreciation and amortization expenses. Other changes in cash are typically reflective of short-term periodic changes in working capital needs. Other financing activities are primarily comprised of the net proceeds received from the issuance of the 4.50% Convertible Notes and the sale of our Class A common stock issued under our controlled equity offerings, offset by repurchases of our common stock as well as the redemption of limited partnership interests.

With respect to the year ended December 31, 2011, cash and cash equivalents increased by $5.6 million from December 31, 2010. The overall increase in cash was primarily the result of our financing activities partially offset by changes in our net working capital. Various factors impact working capital needs which can result in a use of cash in one year and a source of cash in other years. These movements are set forth in the table and discussions below.

	Year Ended December 31,
(in thousands)	2011	2010
Consolidated net income adjusted for non-cash activities	$278,639	$185,233
Fixed asset purchases and employee loans	(114,232)	(98,916)
Distribution and dividends	(161,576)	(92,339)

Net source (use) of cash from consolidated net income	2,831	(6,022)
Changes in working capital
Trading and settlement related activities	(16,464)	(22,073)
Other working capital	(106,793)	(50,259)

Net change in working capital	(123,257)	(72,332)
Other investing activities	(48,452)	(16,258)
Other financing activities	170,197	(7,397)
Effect of exchange rates on cash	4,290	(3,188)

Net increase (decrease) in cash and cash equivalents	$5,609	$(105,197)

Discussion of year ended December 31, 2011

In the year ended December 31, 2011, the Company had consolidated net income, adjusted for non-cash activities of $278.6 million, which funded the purchase of fixed assets, capitalized software, and employee loans in the amount of $114.2 million, and the payment of distributions and dividends to limited partnership interests and shareholders in the amount of $161.6 million.

In addition, during the period, the Company utilized $119.8 million for working capital needs, including $16.5 million for trading and settlement activities, and $106.8 million which primarily related to increased accrued commissions receivable and decreases in accrued compensation.

Investing activities utilized $48.5 million in cash, which consisted primarily of $47.0 million (net of cash received) related to the acquisition of Newmark.

Financing activities provided $170.2 million in cash, which consisted primarily of $144.2 million in net proceeds for the issuance of Convertible Notes (described below), $15.6 million in net proceeds from the sale of Class A common stock issued under our controlled equity offerings, and proceeds from the exercise of stock options in the amount of $8.8 million.

A weakening of the dollar relative to other currencies had a favorable impact on cash in the amount of $4.3 million.

Discussion of year ended December 31, 2010

In the year ended December 31, 2010, the Company had consolidated net income, adjusted for non-cash activities of $185.2 million, which funded the purchase of fixed assets, capitalized software, and employee loans in the amount of $98.9 million, and the payment of distributions and dividends to limited partnership interests and shareholders in the amount of $92.3 million.

In addition, during the period, the Company utilized $72.3 million for working capital needs, including $22.1 million for trading and settlement activities, and $50.2 million related to an increase in net receivables and payables.

Investing activities utilized $16.3 million in cash, which consisted of $8.9 million related to investing in unconsolidated entities, $4.4 million for the acquisition of Mint Partners, net of cash acquired, and $3.0 million for the purchase of marketable securities. Other financing activities utilized $7.4 million in cash, which consisted primarily of the redemption of limited partnership interests and the repurchase of Class A common stock in the amount of $43.7 million. These amounts were partially offset by $15.2 million in net proceeds from the sale of Class A common stock issued under our controlled equity offerings and $21.7 million in notes payable and collateralized borrowings.

A strengthening of the dollar relative to other currencies had an unfavorable impact on cash in the amount of $3.2 million.

Notes Payable, Collateralized and Short-Term Borrowings

On April 1, 2010, BGC Holdings issued an aggregate of $150.0 million principal amount of the 8.75% Convertible Notes to Cantor. The Company used the proceeds to repay at maturity $150.0 million aggregate principal amount of Senior Notes.

The 8.75% Convertible Notes are senior unsecured obligations and rank equally and ratably with all existing and future senior unsecured obligations of the Company. The 8.75% Convertible Notes bear an annual interest rate of 8.75% currently, which will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on October 15, 2010, and are convertible into approximately 22.5 million shares of Class A common stock. The 8.75% Convertible Notes will mature on April 15, 2015, unless earlier repurchased, exchanged or converted.

On July 29, 2011, the Company issued an aggregate of $160.0 million principal amount 4.50% Convertible Notes. The 4.50% Convertible Notes are general senior unsecured obligations of BGC Partners, Inc. The 4.50% Convertible Notes pay interest semiannually at a rate of 4.50% per annum and were priced at par. The 4.50% Convertible Notes are currently convertible into approximately 16.3 million shares of Class A common stock. Upon conversion, the Company will pay or deliver, as the case may be, cash, shares of the Company’s Class A common stock, or a combination thereof at the Company’s election. The 4.50% Convertible Notes will mature on July 15, 2016, unless earlier repurchased, exchanged or converted. The carrying value of the 4.50% Convertible Notes was approximately $139.0 million as of December 31, 2011.

On September 25, 2009, BGC Partners, L.P. entered into a secured loan arrangement, under which it pledged certain fixed assets including furniture, computers and telecommunications equipment in exchange for a loan of $19.0 million. The principal and interest on this secured loan arrangement are repayable in 36 consecutive monthly installments at a fixed rate of 8.09% per annum. The outstanding balance of the loan was $5.2 million as of December 31, 2011. The value of the fixed assets pledged was $5.0 million as of December 31, 2011. The loan is guaranteed by the Company. Interest expense related to the secured loan arrangement was $0.7 million for the year ended December 31, 2011.

On September 29, 2011, the Company entered into a secured financing agreement, whereby the Company borrowed approximately $16.6 million (approximately $16.4 million after transaction costs) from a third party in exchange for a security interest in certain computer equipment, furniture, software and related peripherals. The principal and interest on this secured loan arrangement are repayable in consecutive monthly installments, of which approximately $4.9 million is payable over 36 months at a fixed rate of 5.35% per annum and approximately $11.7 million is repayable over 48 months at a fixed rate of 5.305% per annum. The outstanding balance of the secured financing arrangement was $15.4 million as of December 31, 2011. The value of the fixed assets pledged was $13.0 million as of December 31, 2011. The secured loan arrangement is guaranteed by the Company. Interest expense related to the secured financing arrangement was $0.3 million for the year ended December 31, 2011.

On various dates during the year ended December 31, 2010 and continuing through December 31, 2011, the Company sold certain furniture, equipment, and software for $34.2 million, net of costs, and concurrently entered into agreements to lease the property back. The principal and interest on the leases are repayable in equal monthly installments for terms of 36 months (software) and 48 months (furniture and equipment) with maturities through September 2014. The outstanding balance of the leases was $22.4 million as of December 31, 2011. The value of the fixed assets pledged was $17.0 million as of December 31, 2011. The Company recorded interest expense of $1.4 million for the year ended December 31, 2011. Because assets revert back to the Company at the end of the leases, the transactions were capitalized. As a result, consideration received from the purchaser is included in the Company’s consolidated statements of financial condition as a financing obligation, and payments made under the lease are being recorded as interest expense (at an effective rate of approximately 6%). Depreciation on these fixed assets will continue to be charged to “Occupancy and equipment” in the Company’s consolidated statements of operations.

During the year ended December 31, 2011, the Company entered into a Credit Agreement with a third party which provides for up to $130.0 million of unsecured revolving credit through June 23, 2013 (for a detailed description of this facility, see Note 15—“Notes Payable, Collateralized and Short-Term Borrowings” to the Company’s consolidated financial statements). The borrowings under the Credit Agreement will be used for general corporate purposes, including, but not limited to, financing the Company’s existing businesses and operations, expanding its businesses and operations through additional broker hires, strategic alliances and acquisitions, and repurchasing shares of its Class A common stock or purchasing limited partnership interests in BGC Holdings or other equity interests in the Company’s subsidiaries. As of March 1, 2012, the Company had $20.0 million in borrowings outstanding under the Credit Agreement.

Clearing Capital

In November 2008, we entered into a clearing capital agreement with Cantor to clear U.S. Treasury and U.S. Government Agency securities transactions on our behalf. Pursuant to the terms of this agreement, so long as Cantor is providing clearing services to us, Cantor shall be entitled to request from us, and we shall post as soon as practicable, cash or other property acceptable to Cantor in the amount reasonably requested by Cantor under the clearing capital agreement.

The Company is currently evaluating alternatives to the above-mentioned clearing arrangement with Cantor, including self-clearing at Fixed Income Clearing Corporation (“FICC”). However, it is not expected that clearing margin requirements will have a material adverse impact on the Company’s ability to pay dividends, make distributions, repurchase its stock or units or effect strategic acquisitions or other opportunities.

Regulatory Requirements

Our liquidity and available cash resources are restricted by regulatory requirements of our operating subsidiaries. Many of these regulators, including U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer. In addition, self-regulatory organizations such as the FINRA and the National Futures Association (“NFA”) along with statutory bodies such as the FSA and the SEC require strict compliance with their rules and regulations. The requirements imposed by regulators are designed to ensure the integrity of the financial markets and to protect customers and other third parties who deal with broker-dealers and are not designed to specifically protect stockholders. These regulations often serve to limit our activities, including through net capital, customer protection and market conduct requirements.

As of December 31, 2011, $329.9 million of net assets were held by regulated subsidiaries. As of December 31, 2011, these subsidiaries had aggregate regulatory net capital, as defined, in excess of the aggregate regulatory requirements, as defined, of $150.8 million.

Unit Redemptions and Stock Repurchase Program

During the year ended December 31, 2011, the Company redeemed approximately 8.6 million limited partnership units at an average price of $6.60 per unit and approximately 0.2 million founding/working partner units at an average price of $7.77 per unit.

During the year ended December 31, 2010, the Company redeemed approximately 5.9 million limited partnership units at an average price of $5.89 per unit and approximately 4.0 million founding/working partner units at an average price of $6.23 per unit.

During the year ended December 31, 2011, the Company repurchased 60,929 shares of Class A common stock at an aggregate purchase price of approximately $392 thousand for an average price of $6.43 per share.

During the year ended December 31, 2010, the Company repurchased 3,399,015 shares of Class A common stock at an aggregate purchase price of approximately $19.9 million for an average price of $5.85 per share. These repurchases included 1,207,902 shares repurchased from The Cantor Fitzgerald Relief Fund at average market price of $6.04 per share, for an aggregate purchase price of approximately $7.3 million. A portion of these shares had been donated to The Cantor Fitzgerald Relief Fund by certain founding/working partners in connection with the Company’s annual Charity Day.

The Company’s Board of Directors and Audit Committee have authorized repurchases of our common stock and purchases of BGC Holdings limited partnership interests or other equity interests in our subsidiaries. On October 26, 2011, the Company’s Board of Directors increased BGC Partners’ share repurchase and unit redemption authorization to $100 million. As of December 31, 2011, the Company had approximately $84.4 million remaining from its share repurchase and unit redemption authorization. From time to time, the Company may actively continue to repurchase shares or redeem units.

Unit redemption and share repurchase activity for the year ended December 31, 2011 was as follows:

Period	Total Number of Units Redeemed or Shares Repurchased	Average Price Paid per Share or Unit	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Approximate Dollar Value of Units and Shares That May Yet Be Redeemed/ Purchased Under the Plan
Redemptions
January 1, 2011—March 31, 2011	195,904	$9.11
April 1, 2011—June 30, 2011	844,698	7.91
July 1, 2011—September 30, 2011	4,152,547	6.74
October 1, 2011—December 31, 2011	3,649,544	6.07

Total Redemptions	8,842,693	$6.63

Repurchases
January 1, 2011—March 31, 2011	6,454	$8.50	6,454
April 1, 2011—June 30, 2011	7,991	8.94	7,991
July 1, 2011—September 30, 2011	—	—	—
October 1, 2011—December 31, 2011	46,484	5.71	46,484

Total Repurchases	60,929	$6.43	60,929

Total Redemptions and Repurchases	8,903,622	$6.63	60,929	$84,359,499

Stock Issuances for the year ended December 31, 2011

For the year ended December 31, 2011, the Company issued 9,000,000 shares of Class A common stock to Cantor upon Cantor’s exchange of 9,000,000 Cantor units. Substantially all of these shares have been included on a registration statement for resale by various partner distributees and charitable organizations which may receive donations from Cantor. For the year ended December 31, 2011, the Company issued 9,000,000 shares of Class B common stock of the Company to Cantor upon Cantor’s exchange of 9,000,000 Cantor units. All of these shares are restricted securities. These issuances did not impact the total number of shares and units outstanding. As of December 31, 2011, Cantor beneficially owned an aggregate of 47,862,204 Cantor units.

During the years ended December 31, 2011 and 2010, the Company entered into controlled equity offering sales agreements with Cantor Fitzgerald & Co. (“CF&Co”) pursuant to which the Company may offer and sell up to an aggregate of 21 million shares of Class A common stock. CF&Co is a wholly-owned subsidiary of Cantor and an affiliate of the Company. Under these agreements, the Company has agreed to pay CF&Co 2% of the gross proceeds from the sale of shares. As of December 31, 2011, the Company has sold 15,709,910 shares of Class A common stock under these agreements.

During the year ended December 31, 2011, the Company issued 12,259,184 shares of its Class A common stock related to redemptions of limited partnership interests. The issuances related to redemptions of limited partnership interests did not impact the total number of shares and units outstanding.

During the year ended December 31, 2011, the Company issued and donated an aggregate of 443,686 shares of Class A common stock to the Cantor Fitzgerald Relief Fund (the “Relief Fund”) in connection with the Company’s annual Charity Day. These shares have been included in the registration statement for resale by the Relief Fund. Additionally, during the year ended December 31, 2011, the Company issued an aggregate of 376,991 shares of its Class A common stock in connection with the Company’s acquisitions.

During the year ended December 31, 2011, the Company issued 1,937,093 and 1,803,024 shares of its Class A common stock related to vesting of RSUs and the exercise of stock options. Additionally, during the year ended December 31, 2011, the Company issued an aggregate of 25,289 shares of its Class A common stock in connection with the Company’s Dividend Reinvestment and Stock Purchase Plan and 1,180,186 shares of its Class A common stock for general corporate purposes.

Stock Issuances for the year ended December 31, 2010

For the year ended December 31, 2010, Cantor converted 600,000 shares of its Class B common stock into 600,000 shares of Class A common stock. For the year ended December 31, 2010, Cantor exchanged 3,700,000 Cantor units for 3,700,000 shares of Class A common stock.

During the year ended December 31, 2010, the Company issued an aggregate 5,153,877 shares of its Class A common stock to founding/working partners of BGC Holdings upon exchange of their exchangeable limited partnership interests. Additionally, during the year ended December 31, 2010, the Company issued 7,117,622 shares of its Class A common stock related to exchanges and redemptions of limited partnership units as well as for general corporate purposes. For the year ended December 31, 2010, 4,523,505 shares were issued for the exchange and redemption of limited partnership units and 2,594,117 shares of Class A common stock were issued for general corporate purposes. The issuances related to exchanges and redemptions of limited partnership units did not impact the total number of shares and units outstanding.

During the years ended December 31, 2010, the Company issued 941,479 shares of its Class A common stock related to vesting of RSUs and the exercise of stock options. The Company did not issue any shares of Class A common stock during 2010 in connection with the Company’s Dividend Reinvestment and Stock Purchase Plan.

The fully diluted weighted-average share counts for the three months and the year ended December 31, 2011 were as follows (in thousands):

	Quarter Ended December 31, 2011	Year Ended December 31, 2011
Common stock outstanding(1)	129,832	116,132
Limited partnership interests in BGC Holdings	121,581	—
RSUs (Treasury stock method)	1,118	—
Other	814	382

Total(2)	253,345	116,514

(1)	Common stock outstanding consisted of Class A shares and Class B shares. For the quarter ended December 31, 2011, the weighted-average share count of Class A shares was 95 million and Class B shares was 35 million. For the year ended December 31, 2011, the weighted-average share count of Class A shares was 84 million and Class B shares was 32 million.
(2)	For the quarter ended December 31, 2011, 38.7 million Class A shares issuable upon conversion of convertible notes were not included in the computation of fully diluted earnings per share because their effect would have been anti-dilutive. For the year ended December 31, 2011, approximately 165.3 million shares underlying limited partnership units, founding/working partner units, Cantor units, Convertible Notes, stock options, RSUs and warrants were not included in the computation of fully diluted earnings per share because their effect would have been anti-dilutive. In addition, approximately 4.4 million shares of contingent Class A common stock were excluded because the conditions for issuance had not been met by the end of the period.

Stock Option Exercises

During the year ended December 31, 2011, Howard W. Lutnick, the Company’s Chief Executive Officer, exercised an employee stock option with respect to 1,500,000 shares of Class A common stock at an exercise price of $5.10 per share. The exercise price was paid in cash from Mr. Lutnick’s personal funds.

During the year ended December 31, 2011, Mr. Merkel exercised employee stock options with respect to 110,000 shares of Class A common stock at an average exercise price of $5.10 per share. Mr. Merkel sold 4,664 of these shares to the Company at an average price of $8.50 per share.

During the year ended December 31, 2011, Mr. Lynn exercised employee stock options with respect to 42,188 shares of Class A common stock at an average exercise price of $5.10 per share. Mr. Lynn sold 1,790 of these shares to the Company at an average price of $8.50 per share.

Partner Loan Agreements

On July 5, 2011, BGC Holdings assigned its obligation under the global partnership redemption and compensation program to redeem 901,673 exchangeable limited partnership units and 294,628 exchangeable founding/working partner units under the global partnership redemption and compensation program to a new non-executive employee of the Company who transferred to the Company from Cantor and wanted to make an investment in BGC Holdings in connection with his new position. The amount that the purchasing employee paid for each unit was approximately $8.36, which was the volume-weighted average sales price per share of the Company’s Class A common stock during May 2011, less 2%, for an aggregate purchase price of $10.0 million. Cantor approved the grant of exchange rights to founding partner units in connection with the program, as well as the sale of the exchangeable founding partner units to the new employee. Certain of the selling partners will be expected to use the proceeds from the sale of their exchangeable units to the new employee to repay any outstanding loans to, or credit enhanced by, Cantor.

The purchase of the exchangeable units by the new employee was funded in part by an $8.0 million bridge loan from Cantor. The bridge loan carried an interest rate of 3.79% per annum and was payable on demand. The Company also made a $440,000 loan to the employee. The Company loan is payable on demand and bears interest at the higher of 3.27% per annum or the three-month LIBOR rate plus 2.25%, as adjusted quarterly.

On December 20, 2011, the Company replaced the bridge loan made by Cantor in part with a $3.4 million third-party loan, pursuant to which the shares of the Class A common stock underlying the employee’s exchangeable units have been pledged to the third-party lender. Cantor has guaranteed this third-party loan. In addition to the third-party loan, the Company has replaced the remaining $4.6 million of the Cantor loan with a demand loan from the Company. The Company demand loan carries an interest rate determined by the higher of 3.27% per annum or the three-month LIBOR rate plus 2.25%, as adjusted quarterly, which in no event shall be less than the third-party loan rate, which is three month LIBOR plus 2.00%. The Audit and Compensation Committees of the Company’s Board of Directors approved the foregoing transactions.

Market Summary

The following table provides certain volume and transaction count information on the eSpeed system for the quarterly periods indicated:

	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011	December 31, 2010
Volume (in billions)
Fully Electronic—Rates—(1)	$10,920	$14,300	$13,939	$14,097	$11,796
Fully Electronic—FX, Credit, Equities & Other—(2)	1,186	848	928	963	851

Total Fully Electronic Volume	12,106	15,148	14,867	15,060	12,647

Total Hybrid Volume(3)	26,336	33,418	39,675	37,496	29,450

Total Fully Electronic and Hybrid Volume	$38,442	$48,566	$54,542	$52,556	$42,097

Transaction Count (in thousands, except for days)
Fully Electronic—Rates—(1)	4,956	6,486	5,713	5,769	4,871
Fully Electronic—FX, Credit, Equities & Other—(2)	705	398	457	514	412

Total Fully Electronic Transactions	5,661	6,884	6,170	6,283	5,283

Total Hybrid Transactions	536	467	630	620	528

Total Transactions	6,197	7,351	6,800	6,903	5,811

Trading Days	63	64	63	62	64

(1)	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
(2)	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives, and Equity-Related Products.
(3)	Defined as volume from hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions.

Note:	The above historical volume figures have been adjusted to reflect the reclassification of certain brokerage desks. These reclassifications had no impact on the Company’s total fully electronic or hybrid volumes or on BGC Partners’ revenues related to fully electronic trading, overall revenues, or earnings.

All trades executed on the eSpeed platform settle for clearing purposes against CF&Co, a BGC affiliate. CF&Co is a member of Financial Industry Regulatory Authority (“FINRA”) and the Fixed Income Clearing Corporation, a subsidiary of DTCC. CF&Co, BGC, and other affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist CF&Co, BGC, and their affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

Annual Market Activity

Fully electronic volume on the eSpeed and BGC Trader system, including new products, was $57.2 trillion for the year ended December 31, 2011, up 20.8% from $47.3 trillion for the year ended December 31, 2010. Our combined voice-assisted and screen-assisted volume for the year ended December 31, 2011 was $194.1 trillion, up 14.7% from $169.2 trillion for the year ended December 31, 2010.

Contractual Obligations and Commitments

The following table summarizes certain of our contractual obligations at December 31, 2011 (in thousands):

	Total	Less Than 1 year	1-3 years	3-5 years	More Than 5 years
Operating leases(1)	$204,076	$32,855	$59,090	$46,864	$65,267
Notes payable and collateralized obligations(2)	353,425	20,273	20,508	312,644	—
Interest on notes payable(2)	78,984	22,200	41,791	14,993	—
Short-term borrowings	13,600	13,600	—	—	—
Interest in short-term borrowings	132	132	—	—	—

Total contractual obligations	$650,217	$89,060	$121,389	$374,501	$65,267

(1)	Operating leases are related to rental payments under various non-cancelable leases, principally for office space, net of sub-lease payments to be received. The total amount of sub-lease payments to be received is approximately $17.3 million over the life of the agreement. These sub-lease payments are included in the table above.
(2)	Notes payable and collateralized obligations reflects the issuance of $150.0 million of the 8.75% Convertible Notes, $160.0 million of the 4.50% Convertible Notes (the $160.0 million represents the principal amount of the debt; the carrying value of the 4.50% Convertible Notes as of December 31, 2011 was approximately $139.0 million), and $43.4 million of secured loan arrangements (the $43.4 million represents the principal amount of the debt; the carrying value of the secured loan arrangements as of December 31, 2011 was approximately $42.9 million). See Note 15—“Notes Payable, Collateralized Short-Term Borrowings,” to the Company’s consolidated financial statements for more information regarding these obligations, including timing of payments and compliance with debt covenants.

Off-Balance Sheet Arrangements

As of December 31, 2011 we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Adopted Accounting Pronouncements

See Note 1—“Organization and Basis of Presentation,” to the Company’s consolidated financial statements in Part II, Item 8 of this Annual Report on Form 10-K for information regarding recently adopted accounting pronouncements.

New Accounting Pronouncements

See Note 1—“Organization and Basis of Presentation,” to the Company’s consolidated financial statements in Part II, Item 8 of this Annual Report on Form 10-K for information regarding new accounting pronouncements.